[GENESCO LOGO]
                                                Genesco Inc.
                                                Genesco Park, Suite 490
                                                P.O. Box 731
                                                Nashville, Tennessee 37202-0731
                                                615-367-8283
                                                615-367-8278 Facsimile
                                                www.genesco.com

--------------------------------------------------------------------------------

Financial Contact:              James S. Gulmi (615) 367-8325
Media Contact:                  Claire S. McCall (615) 367-8283  Financial News


                      GENESCO REPORTS FIRST QUARTER RESULTS
     --DILUTED EARNINGS PER SHARE INCREASE 73% TO $0.26 ON 17% SALES RISE--
                         --RAISES FISCAL 2005 GUIDANCE--

NASHVILLE, Tenn., May 26, 2004 - Genesco Inc. (NYSE: GCO) today reported net earnings of $5.8 million, or $0.26 per diluted share, for the first quarter ended May 1, 2004. This compares with net earnings of $3.3 million, or $0.15 per diluted share, for the first quarter last year. Net sales for the first quarter of fiscal 2004 were $226 million compared to $193 million for the first quarter of fiscal 2004.

        Genesco President and Chief Executive Officer Hal N. Pennington, said, "These strong results represent a great start for the new fiscal year and underscore the improvements we have made across our businesses. Our positive momentum has given us a heightened degree of confidence about our prospects, enabling us to increase guidance for the year.

        "Journeys' same store sales increased 9%, footwear unit comparable sales rose 9% and margins came in above plan, due primarily to lower than anticipated markdowns. Our better than expected sales were driven by solid gains in footwear units, growth in accessories, and moderation in the decline in average selling price. We are very excited about these developments and we remain committed to further capitalizing on Journeys' leadership position in the market.

        "Comparable store sales for the Underground Station Group declined 3% for the quarter, but operating margin increased due to improved gross margin. Comparable store sales in the Underground Station stores declined 2%, compared to an increase of more than 7% last year. Much like what happened at Journeys last year, we believe Underground Station is being impacted by a lack of any distinctive fashion trends and a decline in average selling prices. On the positive side, footwear unit comps for the Underground Station stores were up 2.7%. While we do not expect to see much sales improvement in the second quarter in the Underground Station stores, we are optimistic about the second half of the year as comparisons improve from both a same store sales and a merchandising perspective.


                                     -more-

GENESCO - ADD ONE

        "Total sales at Johnston & Murphy were $41 million and same store sales increased 8%, driven by increases in average price per pair in the Johnston & Murphy shops. We were also pleased to achieve some significant operating margin expansion at Johnston & Murphy during the quarter, despite the ongoing effects of a stronger euro. The strategic plan to reposition the Johnston & Murphy brand that we implemented over a year ago appears to be working well.

        "Dockers Footwear registered operating income as a percent of sales of 10% on sales of $17.5 million in the first quarter. Based on current trends, we believe that we will see top line improvement in the Dockers business during our second fiscal quarter, which is earlier than we previously expected.

        "Hat World, which we acquired on April 1, 2004, outperformed plan in both sales and operating margin. Hat World reported a same store sales gain of 23% for the first quarter and 20% for the month of April. These excellent results, which came against difficult comparisons to a strong quarter last year, were driven by a number of favorable trends in the merchandise mix. The integration process since the acquisition has been very smooth; the Hat World business continues to be strong and we are excited about the growth opportunities this business represents."

        Genesco also stated that it is revising upward its fiscal 2005 guidance. The Company now expects sales for the year of approximately $1.1 billion and earnings per share to range from $1.74 to $1.80, including previously announced charges of approximately $0.09 per share associated with the planned closing of Jarman and other underperforming stores in fiscal 2005.

        Pennington concluded, "It is gratifying to see the positive results of all of our hard work over the past several quarters. We believe that our in-depth knowledge of our customers, our branded lifestyle focus and our ability to react quickly and execute our strategy set us apart from our peers. We will continue to draw on these strengths as we seek long-term growth and profitability."

                                     -more-

GENESCO - ADD TWO

        This release contains forward-looking statements, including those regarding the Company's sales and earnings outlook and all other statements not addressing solely historical facts or present conditions. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include weakness in consumer demand for products sold by the Company, fashion trends that affect the sales or product margins of the Company's retail product offerings, changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, further unfavorable trends in foreign exchange rates and other factors affecting the cost of products, changes in business strategies by the Company's competitors, the integration of the Hat World acquisition, the ability to open, staff and support additional retail stores on schedule and at acceptable expense levels and to renew leases in existing stores on schedule and at acceptable expense levels, variations from expected pension-related charges caused by conditions in the financial markets, and the outcome of litigation and environmental matters involving the Company. The Company's diluted earnings per share outlook is based upon the number of common shares currently treated as outstanding pursuant to applicable accounting rules. That number will increase if the Company's 4.125% convertible debentures become convertible under circumstances including the trading price of the Company's common stock reaching $26.54 for 10 of the last 30 trading days in any fiscal quarter. The debentures' becoming convertible would add approximately 3.9 million shares to shares deemed outstanding for calculation of diluted earnings per share. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.


                                     -more-

GENESCO --- ADD THREE

        The Company's live conference call on May 26, 2004, at 7:30 a.m. (Central time) may be accessed through the Company's internet website, www.genesco.com. The Company expects to discuss results from the first quarter, and its current expectations for the fiscal year ending January 29, 2005, during the call. To listen live, please go to the website at least 15 minutes early to register, download and install any necessary software.

        Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 1,500 retail stores in the United States, principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Zone and Cap Factory, and on internet websites www.journeys.com , www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

                                  GENESCO INC.

CONSOLIDATED EARNINGS SUMMARY
================================================================================
                                                           Three Months Ended
                                                     ---------------------------
                                                        MAY 1,          May 3,
In Thousands                                            2004             2003
--------------------------------------------------------------------------------
Net sales                                             $ 225,526      $ 192,746
Cost of sales                                           114,848        104,654
Selling and administrative expenses                      99,230         80,653
Restructuring and other charges                            (146)          --
--------------------------------------------------------------------------------
Earnings from operations before interest                 11,302          7,439
Interest expense, net                                     1,882          2,032
--------------------------------------------------------------------------------
PRETAX EARNINGS                                           9,420          5,407
Income tax expense                                        3,596          2,070
--------------------------------------------------------------------------------
NET  EARNINGS                                         $   5,824      $   3,337
================================================================================


EARNINGS PER SHARE INFORMATION
================================================================================
                                                           Three Months Ended
                                                          ----------------------
                                                           MAY 1,         May 3,
In Thousands (except per share amounts)                    2004           2003
--------------------------------------------------------------------------------
Preferred dividend requirements                          $    73         $    74

Average common shares - Basic EPS                         21,763          21,743

Basic net earnings per share                             $  0.26         $  0.15

Average common and common
    equivalent shares - Diluted EPS                       22,227          22,009

Diluted net earnings per share                           $  0.26         $  0.15
================================================================================

                                  GENESCO INC.


CONSOLIDATED EARNINGS SUMMARY
================================================================================
                                                       Three Months Ended
                                                -------------------------------
                                                       MAY 1,           May 3,
In Thousands                                           2004              2003
--------------------------------------------------------------------------------
Sales:

    Journeys                                         $ 114,241        $  98,715
    Underground Station/Jarman Group                    35,129           34,573
    Hat World                                           18,085             --
    Johnston & Murphy                                   40,541           40,216
    Dockers                                             17,480           19,189
    Corporate and Other                                     50               53
--------------------------------------------------------------------------------
    NET SALES                                        $ 225,526        $ 192,746
================================================================================
Pretax Earnings (Loss):
    Journeys                                         $   9,272        $   5,563
    Underground Station/Jarman Group                     1,622            1,560
    Hat World                                            1,597             --
    Johnston & Murphy                                    2,341            1,800
    Dockers                                              1,744            2,553
    Corporate and Other                                 (5,274)          (4,037)
--------------------------------------------------------------------------------
   Operating income                                     11,302            7,439
   Interest, net                                         1,882            2,032
--------------------------------------------------------------------------------

TOTAL PRETAX EARNINGS                                    9,420            5,407

Income tax expense                                       3,596            2,070

NET EARNINGS                                         $   5,824        $   3,337
================================================================================

                                  GENESCO INC.


CONSOLIDATED BALANCE SHEET
================================================================================
                                                           MAY 1,         May 3,
In Thousands                                               2004           2003
--------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                $ 11,536       $ 57,671
Accounts receivable                                        13,465         19,394
Inventories                                               215,190        163,769
Other current assets                                       24,567         23,001
--------------------------------------------------------------------------------
Total current assets                                      264,758        263,835
--------------------------------------------------------------------------------
Property, equipment and capital leases                    146,319        126,979
Other non-current assets                                  164,052         25,077
--------------------------------------------------------------------------------
TOTAL ASSETS                                             $575,129       $415,891
================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable                                         $ 67,207       $ 41,694
Current portion - long-term debt                           10,000           --
Other current liabilities                                  52,927         38,291
--------------------------------------------------------------------------------
Total current liabilities                                 130,134         79,985
--------------------------------------------------------------------------------
Long-term debt                                            180,250        103,245
Other long-term liabilities                                42,659         46,117
Shareholders' equity                                      222,086        186,544
--------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY               $575,129       $415,891
================================================================================

                                  GENESCO INC.


RETAIL UNITS OPERATED - THREE MONTHS ENDED MAY 1, 2004
================================================================================================================================
                                      BALANCE                            BALANCE ACQUISITION                            BALANCE
                                     02/01/03    OPEN    CONV   CLOSE   01/31/04    04/01/04    OPEN    CONV   CLOSE   05/01/04

--------------------------------------------------------------------------------------------------------------------------------
Journeys Group                            614      55       0       4        665                  13       0       1        677
    Journeys                              579      50       0       4        625                  12       0       1        636
    Journeys Kidz                          35       5       0       0         40                   1       0       0         41
Underground Station/Jarman Group          229      18       0      14        233                   5       0       7        231
    Underground Station                   114      18       8       3        137                   5       1       1        142
    Jarman Retail                         115       0      (8)     11         96                   0      (1)      6         89
Hat World/Lids                              0       0       0       0          0         486       6       0       0        492
Johnston & Murphy                         148       7       0       7        148                   2       0       3        147
    Shops                                 115       5       0       5        115                   0       0       3        112
    Factory Outlets                        33       2       0       2         33                   2       0       0         35
--------------------------------------------------------------------------------------------------------------------------------
Total Retail Units                        991      80       0      25      1,046         486      26       0      11      1,547
================================================================================================================================





CONSTANT STORE SALES
==============================================================================
                                                           Three Months Ended
                                                           -------------------
                                                            MAY 1,  May 3,
                                                              2004    2003
------------------------------------------------------------------------------
Journeys                                                        9%     -3%
Underground Station/Jarman Group                               -3%     -2%
    Underground Station                                        -2%      7%
    Jarman Retail                                              -4%    -10%
Johnston & Murphy                                               8%     -7%
    Shops                                                       6%     -7%
    Factory Outlets                                            14%     -8%
------------------------------------------------------------------------------
Total Constant Store Sales                                      6%     -3%
==============================================================================

==============================================================================
Hat World
    Constant Store Sales
        April 1, 2004 - May 1, 2004                            20%
==============================================================================